As filed with the Securities and Exchange Commission on November 12, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(310) 449-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne Levin

General Counsel and Chief Strategic Officer

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

(310) 449-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

David E. Shapiro, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common shares, no par value	—	—	—	—

(1)	Omitted pursuant to Form S-3 General Instruction II.E. We are registering an indeterminate number of common shares, which may be offered from time to time in unspecified numbers and at indeterminate prices. In the event of a stock split, stock dividend or similar transaction involving the common shares of the registrant, in order to prevent dilution, the number of common shares registered hereby shall be automatically adjusted to cover the additional common shares in accordance with Rule 416 under the Securities Act.

(2)	The registrant is deferring payment of all of the registration fees, which will be paid subsequently in advance or on a pay-as-you-go basis in accordance with Rules 456(b) and 457(r) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 12, 2015

Prospectus

5,000,000 Common shares

LIONS GATE ENTERTAINMENT CORP.

This prospectus relates to an offering of an aggregate amount of 5,000,000 common shares of Lions Gate Entertainment Corp., a British Columbia company. We have been advised that, on November 10, 2015, Liberty Global Incorporated Limited, a limited company organized under the laws of the United Kingdom (“Liberty”), a wholly owned subsidiary of Liberty Global plc, agreed to purchase 5,000,000 of our common shares, and Discovery Lightning Investments Ltd., a limited company organized under the laws of the United Kingdom (“Discovery”), a wholly owned subsidiary of Discovery Communications, Inc., agreed to purchase 5,000,000 of our common shares, in each case in privately negotiated transactions from certain of our existing shareholders. We understand that these purchases settled on November 12, 2015. We have further been advised that Liberty is entering into a variable prepaid forward transaction that has economic characteristics similar to a collar plus a loan with Bank of America, N.A. with respect to 2,500,000 of our common shares, and that Discovery is entering into a collar transaction with Bank of America, N.A. relating to 2,500,000 of our common shares. In this prospectus, we refer to Liberty and Discovery as the “new investors,” Bank of America, N.A. and its affiliates as the “counterparty” and the variable prepaid forward transaction and collar transaction being entered into by the new investors as the “derivatives transactions.”

We have been advised that the counterparty, in order to hedge its obligations under the derivatives transactions, will borrow 3,398,500 of our common shares (the “underwritten shares”) from third parties for sale in this offering. The underwriter has agreed to purchase the common shares from the counterparty at a price of $         per common share, which will result in $         of proceeds to the counterparty. The underwriter proposes to offer the underwritten shares in the underwritten offering from time to time for sale in one or more transactions on the New York Stock Exchange (the “NYSE”), in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. See the section of this prospectus entitled “Plan of distribution—Derivatives transactions” for a description of the derivatives transactions and the section of this prospectus entitled “Principal shareholders” for more information regarding the new investors.

This prospectus also relates to an additional 1,601,500 common shares, which we have been advised are also being borrowed by the counterparty from third parties. We have been advised that the counterparty or its affiliates or agents will sell these common shares, from time to time, pursuant to block sales, on the NYSE, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. These additional common shares will not be included in the underwritten public offering. We have been advised by the counterparty that it expects that, over the same period when the counterparty or its affiliates or such agents sell those common shares, the counterparty or its affiliates or such agents will purchase an approximately equal number of common shares in the open market. See the section of this prospectus entitled “Plan of distribution.”

We will not receive any proceeds from the sale of common shares in this offering by the counterparty.

Our common shares are listed on the NYSE under the symbol “LGF.” The closing price of the common shares as reported on the NYSE on November  11, 2015 was $40.69 per share.

Investing in our common shares involves risks. See “Risk factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the underwritten shares against payment in New York, New York on or about                     , 2015.

J.P. Morgan

                    , 2015

We, the new investors, the underwriter and the counterparty have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the new investors, the underwriter and the counterparty take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the new investors, the underwriter and the counterparty are not making an offer to sell the common shares and are not seeking offers to buy the common shares in any jurisdiction where the offer or sale is not permitted.

The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information contained in this prospectus and the documents incorporated by reference herein is accurate only as of the date of the respective document regardless of the time of delivery of such document or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since that date. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.

i

Unless expressly stated or the context otherwise requires, references in this prospectus to “Lions Gate,” the “Company,” “we,” “us,” “our” or similar references mean Lions Gate Entertainment Corp. and include our consolidated subsidiaries where the context so requires.

Where you can find more information

We have filed a registration statement on Form S-3 with respect to the securities offered in this prospectus with the United States Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document that is filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit should be read along with the entire document. We also file annual, quarterly and current reports and other information with the SEC. For further information regarding us and the securities offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy our reports and other information filed with the SEC at the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Our Internet address is www.lionsgate.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering covered by this prospectus.

•	our annual report on Form 10-K for the fiscal year ended March 31, 2015, filed on May 21, 2015;

•	our quarterly reports on Form 10-Q for the quarter ended June 30, 2015, filed on August 6, 2015, and for the quarter ended September 30, 2015, filed on November 9, 2015;

•	our definitive proxy statement filed on July 29, 2015 (but only with respect to information required by Part III of our annual report on Form 10-K for the fiscal year ended March 31, 2015);

•

our current reports on Form 8-K filed on March 13, 2015, April 9, 2015, May 4, 2015, May 7, 2015, June 19, 2015, June 29, 2015, September 17, 2015 (with respect to Item 5.07 only), November 10, 2015 and November 12, 2015; and

•

the description of our common shares contained in our Registration Statement on Form 8-A filed on August 5, 2004 (Commission File No. 001-14880), as amended on March 12, 2010, April 23, 2010 and July 2, 2010, and any future amendment or report filed for the purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Investor Relations Department

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

(310) 449-9200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

Cautionary statement regarding forward-looking statements

Information set forth in this prospectus and the information incorporated by reference into this prospectus may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations that involve risks and uncertainties. For example, words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” and similar expressions or variations of such words are intended to identify forward-looking statements.

Additionally, any statements contained in this prospectus and the information incorporated by reference into this prospectus that are not statements of historical facts or that concern future matters, such as our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate and other statements regarding similar matters may be deemed to be forward-looking statements.

Although forward-looking statements in this prospectus and the information incorporated by reference into this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include those set forth in our filings with the SEC and, without limitation:

•	the substantial investment of capital required to produce and market films and television series;

•	increased costs for producing and marketing feature films and television series;

•	budget overruns;

•	limitations imposed by our credit facility, second lien term loan and notes;

•	unpredictability of the commercial success of our motion pictures and television programming;

•

the timing, mix, number and availability of our motion picture and home entertainment releases (including the timing of promotional spend to support varying release schedules) as well as license periods for our content (including episodic delivery of television content);

•	risks related to our acquisition and integration of acquired businesses;

•	the effects of dispositions of businesses or assets, including individual films or libraries;

•	the cost of defending our intellectual property;

•	difficulties in integrating acquired businesses or assets; and

•	technological changes and other trends affecting the entertainment industry.

Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the heading “Risk Factors” below and in the risk factors in the documents incorporated by reference herein. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.

You should read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Summary

The following summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus carefully, including the section entitled “Risk Factors,” and the documents incorporated by reference herein, including the financial statements and the accompanying notes contained in such documents.

About Lions Gate Entertainment Corp.

Lions Gate Entertainment Corp. (“Lions Gate,” the “Company,” “we,” “us” or “our”) is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, channel platforms and international distribution and sales. We operate primarily through two reporting segments: Motion Pictures and Television Production.

Motion pictures

Our Motion Pictures segment includes revenues derived from the following:

•

Theatrical.    Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (directly distributed by us in the United States and through a sub-distributor in Canada).

•

Home entertainment.    Home entertainment revenues are derived from releases of our own film and television productions and acquired or licensed films, including theatrical and direct-to-video releases, generated from the sale to retail stores and through digital media platforms. We distribute a library of approximately 16,000 motion picture titles and television episodes and programs. Home entertainment revenue consists of packaged media revenue and digital media revenue.

•	Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the domestic cable, satellite and free and pay television markets.

•

International.    International revenues are derived from the licensing of our productions, acquired films, our catalog product and libraries of acquired titles from our international subsidiaries and revenues from our distribution to international distributors, on a territory-by-territory basis. International revenues also include revenues from the direct distribution of our productions, acquired films and our catalog product and libraries of acquired titles in the United Kingdom.

•

Motion pictures—other.    Other revenues are derived from, among others, our interactive ventures and games division, our global franchise management and strategic partnerships division, the sales and licensing of music from the theatrical exhibition of our films and the television broadcasts of our productions, and from the licensing of our films and television programs to ancillary markets.

Television production

Our Television Production segment includes revenues derived from the following:

•

Domestic television.    Domestic television revenues are derived from the licensing and syndication to domestic markets of one-hour and half-hour series, television movies, mini-series and non-fiction programming.

•

International.    International revenues are derived from the licensing and syndication to international markets of one-hour and half-hour series, television movies, mini-series and non-fiction programming.

•

Home entertainment.    Home entertainment revenues are derived from the sale or rental of television production movies or series to retail stores and through digital media platforms. We distribute a library of approximately 16,000 motion picture titles and television episodes and programs. Home entertainment revenue consists of packaged media revenue and digital media revenue.

•

Television production—other.    Other revenues are derived from, among others, product integration in our television episodes and programs, the sales and licensing of music from the television broadcasts of our productions, and from the licensing of our television programs to ancillary markets.

Segment revenue

For the year ended March 31, 2015, contributions to the Company’s consolidated revenues from its reporting segments included Motion Pictures 75.9% and Television Production 24.1%. Within the Motion Pictures segment, revenues were generated from the following: Theatrical 19.5%, Home Entertainment 36.4%, Television 14.8%, International 27.2% and Motion Pictures—Other 2.1%. Within the Television Production segment, revenues were generated from the following: Domestic Television 71.7%, International 19.4%, Home Entertainment 7.7% and Television Production—Other 1.2%.

We are a corporation organized under the laws of the Province of British Columbia, resulting from the merger of Lions Gate Entertainment Corp. and Beringer Gold Corp. on November 13, 1997. Beringer Gold Corp. was incorporated under the Business Corporation Act (British Columbia) on May 26, 1986 as IMI Computer Corp. Lions Gate Entertainment Corp. was incorporated under the Canada Business Corporations Act using the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and on July 24, 1997, continued under the Business Corporation Act (British Columbia).

As of September 30, 2015, Lions Gate had, on a consolidated basis, total assets of $3.6 billion, total liabilities of $2.7 billion and shareholders’ equity of $0.9 billion.

Lions Gate’s shares are traded on the NYSE under the symbol “LGF.”

Business strategy

We continue to grow and diversify our portfolio of film, television and digital content to capitalize on demand from emerging and traditional platforms throughout the world marketplace. We maintain a disciplined approach to acquisition, production and distribution of film and television product, by balancing our financial risks against the probability of commercial success for each project. We pursue the same disciplined approach to investments in, and acquisitions of, libraries and other assets complementary to our business. We believe that our strategic focus on content and creation of innovative content distribution strategies will enhance our competitive position in the industry, ensure optimal use of our capital, build a diversified foundation for future growth and generate significant long-term value for our shareholders.

Recent developments

As of the date of this prospectus, the Company is currently tracking between $1.1 and $1.2 billion of Adjusted EBITDA for the three-year period ending March 31, 2017 (the “2017 Directional Guidance”). See “Risk factors—The directional guidance we provide from time to time is subject to a number of factors that we may not be successful in achieving” for more information.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see Appendix A to this prospectus. This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our estimates for Adjusted EBITDA for the three fiscal years ended March 31, 2017, and information provided in Appendix A hereto reconciling Adjusted EBITDA to net income for this period. These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements are not guarantees of future performance and actual results could differ materially from the Company’s current expectations. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Our future financial performance is subject to the performance of our business and other factors affecting our company and our assets and liabilities. Neither Ernst & Young LLP, Lions Gate Entertainment Corp.’s independent registered public accounting firm, and Pop Media Group, LLC’s independent auditors, or PricewaterhouseCoopers LLP, Studio 3 Partners, LLC’s independent auditors, or any other audit firm has compiled, examined or performed any procedures with respect to the Company’s directional guidance and, accordingly, they have not expressed any opinion or any other form of assurance on such information. The reports of Ernst & Young LLP and PricewaterhouseCoopers LLP, which are incorporated herein by reference, relate to historical financial information. The reports do not extend to the Company’s directional guidance and should not be read to do so.

Corporate information

The principal offices of Lions Gate are located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8 and at 2700 Colorado Avenue, Santa Monica, California 90404. Our telephone numbers are (877) 848-3866 in Vancouver and (310) 449-9200 in Santa Monica. Additional information about Lions Gate and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Where you can find more information,” beginning on page ii.

Lions Gate also maintains a website at http://www.lionsgate.com. None of the information contained on our website or on websites linked to our website is part of this prospectus.

The offering

New investors	Liberty and Discovery.

We have been advised that on November 10, 2015, Liberty agreed to purchase 5,000,000 of our common shares and Discovery agreed to purchase 5,000,000 of our common shares, in each case from funds affiliated with MHR Fund Management LLC (“MHR Fund Management”) for a purchase price of $39.02 per common share. We have been advised that these purchases settled on November 12, 2015.

We have been advised that Liberty is entering into a variable prepaid forward transaction with respect to 2,500,000 of our common shares with the counterparty that has economic characteristics similar to a collar plus a loan and provides a portion of the funding for Liberty’s acquisition of its stake in us from funds affiliated with MHR Fund Management. We have been advised that Discovery is entering into a collar transaction with the counterparty with respect to 2,500,000 of our common shares. We are not, and we understand that the funds affiliated with MHR Fund Management are not, a party to any of these derivatives transactions. We will not be issuing any new common shares pursuant to these derivatives transactions. All descriptions in this prospectus of the terms of the derivatives transactions have been provided by Liberty and Discovery and have not been independently reviewed or examined by us or the funds affiliated with MHR Fund Management.

Common shares offered	We have been advised that the counterparty, in order to hedge its obligations under the derivatives transactions, will borrow from third parties and sell to the underwriter 3,398,500 of our common shares for sale in this offering (the “underwritten shares”). We have been advised that the underwriter proposes to offer the underwritten shares in the underwritten offering from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices.

This prospectus also relates to an additional 1,601,500 common shares, which we are advised are also being borrowed by the counterparty from third parties. We have been advised that the counterparty or its affiliates or agents will sell these common shares, from time to time, pursuant to block sales, on the NYSE, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. These additional common shares will not be included in the underwritten public offering. We have been advised by the counterparty that it expects that, over the same period when the counterparty or its affiliates or such agents sell those common shares, the counterparty or its affiliates or such agents will purchase an approximately equal number of common shares in the open market. See “Plan of distribution.”

Common shares outstanding	148,620,773 shares (as of the close of business on November 11, 2015). No new shares will be issued in this offering.

Use of proceeds	We will not, and we understand that the funds affiliated with MHR Fund Management will not, receive any of the proceeds from the sale of common shares in this offering by the counterparty.

Lock-up	We, the new investors and funds affiliated with MHR Fund Management have agreed with the underwriter, subject to certain customary exceptions, not to dispose of or hedge any of our common shares during the period from the date of this prospectus until the date that is 90 days thereafter, except with the prior written consent of the underwriter. See “Plan of distribution.”

Dividends	The Company declared a quarterly dividend of $0.09 per share of common shares for the quarter ended September 30, 2015, which was paid on November 10, 2015 to shareholders of record as of September 30, 2015. The Company also declared a quarterly dividend of $0.07, $0.07, $0.07 and $0.05 per share of common shares for the four quarters of the fiscal year ended March 31, 2015, and a quarterly dividend of $0.07 per share of common shares for the quarter ended June 30, 2015. We expect to pay quarterly dividends each quarter; however, the amount of dividends, if any, that we pay to our shareholders is determined by our Board of Directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends paid in the future, if any. See “Dividend policy.”

Derivatives transactions	We have been advised that Liberty is entering into a variable prepaid forward transaction with respect to 2,500,000 of our common shares with the counterparty that has economic characteristics similar to a collar plus a loan and provides a portion of the funding for Liberty’s acquisition of its stake in us, and Discovery is entering into a collar transaction relating to 2,500,000 of our common shares with the counterparty. We have also been advised that the terms of each of these derivatives transactions provide that each of these transactions will cash settle, without physical delivery of the underlying shares by the relevant new investor, unless the relevant new investor affirmatively elects otherwise. We have further been advised that each new investor has pledged the shares underlying its derivatives transaction to the counterparty to secure its obligations thereunder. We are not a party to any of these derivatives transactions and will not be issuing any new common shares pursuant to these derivatives transactions.

We have been advised that the sale of the underwritten shares by the underwriter in this offering will establish the counterparty’s initial hedge positions with respect to each of the derivatives transactions, and that the counterparty or its affiliates expect to modify such hedge positions by buying or selling our common shares or engaging in derivatives or other transactions with respect to our common shares from time to time thereafter during the term of the derivatives transactions.

The effect of the derivatives transactions, including the sale of our common shares by the underwriter, any purchases and sales of our common shares or other hedge transactions by the counterparty or its affiliates or agents to establish or modify the counterparty hedge positions from time to time during the term of the derivatives transactions, may variously have a positive, negative or neutral impact on the market price of our common shares, depending on the market conditions at such times.

We have been further advised that upon the termination of any derivatives transaction (in whole or in part) or upon cash settlement of one or both of the derivatives transactions, the counterparty or its affiliates expect to purchase a number of our common shares in secondary market transactions to return common shares to securities lenders in order to unwind its hedge positions. In addition, we have been advised that if Liberty elects to physically settle its derivatives transaction, depending on the market price of our common shares at the maturity of this transaction, the counterparty or its affiliates may purchase or sell our common shares in secondary market transactions in order to manage its hedge positions. Purchases of our common shares by the counterparty or its affiliates in connection with the termination of any derivatives transaction (in whole or in part) or cash settlement (or, in some cases, physical settlement) of any of the derivatives transactions, may have the effect of increasing, or limiting a decrease in, the market price of our common shares at the maturity of the relevant derivatives transaction. See “Plan of distribution” and “Risk factors—The derivatives transactions, including the sales of our common shares by the counterparty or its affiliates to establish, modify or, in some cases, unwind the counterparty’s hedge positions in connection with the derivatives transactions, may have a negative effect on the market price of our common shares” for more information.

We are not a party to any of the derivatives transactions.

Underwriter	J.P. Morgan Securities LLC.

Risk factors	Investing in our common shares involves significant risks. You should read carefully the information set forth under “Risk factors” herein and in the documents incorporated herein by reference for a discussion of factors that you should consider before deciding to invest in our common shares.

NYSE symbol	“LGF.”

Risk factors

An investment in our common shares involves certain risks. Before making an investment decision, you should carefully consider the following risks and all of the other information included in this prospectus and the documents incorporated by reference herein. In particular, before deciding whether to invest in our common shares, you should carefully consider the risk factors and the discussion of risks contained in the Annual Report on Form 10-K for the year ended March 31, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 as well as the other information included or incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks related to this offering and our common shares

The market price of our common shares may decline after the offering.

The price per share of common shares sold in this offering may be more or less than the market price of our common shares on the date the offering is consummated. If the purchase price is greater than the market price at the time of sale, purchasers may experience an immediate decline in the market value of the common shares purchased in this offering. If the actual purchase price is less than the market price for the common shares, some purchasers in the offering may be inclined to immediately sell common shares to attempt to realize a profit. Any such sales, depending on the volume and timing, could cause the price of our common shares to decline. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of our common shares in the offering will be able to sell shares after the offering at a price that is equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares in the offering and the timing of any sales of common shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

We are not restricted from issuing additional common shares or preferred shares, subject to the underwriting agreement entered into with the underwriter in connection with this offering, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or preferred stock or any substantially similar securities. The market price of our common shares could decline as a result of sales of a large number of our common shares in the market after this offering, by us, the new investors or other of our shareholders, or the perception that such sales could occur.

Certain shareholders own a majority of our outstanding common shares and the new investors will continue to own a significant amount of our common shares.

As of November 11, 2015, based on the most recent information available to us, six of our shareholders beneficially owned an aggregate of 67,640,324 of our common shares, or approximately 45.5% of the outstanding shares, and one of these shareholders, Mark H. Rachesky, M.D., is the beneficial owner of approximately 20.4% of our outstanding common shares (assuming for such purposes that the sale of 10,000,000 of our common shares, or approximately 6.7% of the outstanding shares, by funds affiliated with MHR Fund Management to the new investors settled as of such date), and currently serves as the Chairman of our Board of Directors. Accordingly, these four shareholders, collectively, have the power to exercise substantial influence over us and on matters requiring approval by our shareholders, including the election of directors, the approval of mergers and other significant corporate transactions. This concentration of ownership may make it more difficult for other shareholders to effect substantial changes in our company and may also have the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

We may be classified as a foreign investment company for U.S. federal income tax purposes, which could subject U.S. investors in our common shares to significant adverse U.S. federal income tax consequences.

A foreign corporation will be a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”) in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income,” or (ii) at least 50% of its assets produce or are held for the production of “passive income.” For this purpose, “passive income” generally includes dividends, interest, royalties and rents and certain other categories of income, subject to certain exceptions. We believe that we will not be a PFIC for the current taxable year and that we have not been a PFIC for prior taxable years, and we expect that we will not become a PFIC in the foreseeable future, although there can be no assurance in this regard. The determination of whether we are a PFIC is a fact-intensive determination that includes ascertaining the fair market value (or, in certain circumstances, tax basis) of all of our assets on a quarterly basis and the character of each item of income we earn. This determination is made annually and cannot be completed until the close of a taxable year. It depends upon the portion of our assets (including goodwill) and income characterized as passive under the PFIC rules. Accordingly, it is possible that we may become a PFIC due to changes in our income or asset composition or a decline in the market value of our equity. Because PFIC status is a fact-intensive determination, no assurance can be given that we are not, have not been, or will not become, classified as a PFIC.

If we were to be classified as a PFIC in any taxable year, U.S. Holders (as defined in “Certain Income Tax Considerations—Certain U.S. Federal Income Tax Considerations”) generally would be subject to special tax rules that could result in materially adverse U.S. federal income tax consequences. Further, prospective investors should assume that a “qualified electing fund” election, which, if made, could serve as an alternative to the general PFIC rules and could reduce any adverse consequences to U.S. Holders if we were to be classified as a PFIC, will not be available because we do not expect to provide U.S. Holders with the information needed to make such an election. A “mark-to-market” election may be available, however, if our common shares are regularly traded. For more information, see the section entitled “Certain income tax considerations—Certain U.S. federal income tax considerations—Passive foreign investment company” and consult your tax advisor concerning the U.S. federal income tax consequences of acquiring, owning or disposing of our common shares if we are or become classified as a PFIC.

The derivatives transactions, including the sales of our common shares by the counterparty or its affiliates to establish, modify or, in some cases, unwind the counterparty’s hedge positions in connection with the derivatives transactions, may have a negative effect on the market price of our common shares.

We have been advised by the counterparty that the counterparty or its respective affiliates intend to establish the counterparty’s initial hedge positions in respect of the derivatives transactions by establishing short positions in our common shares through an underwritten offering by the underwriter under this prospectus of 3,398,500 of the common shares that the counterparty has borrowed from third parties and sold to the underwriter. The establishment of such short positions could have the effect of decreasing, or limiting an increase in, the market price of our common shares. We have been advised that the counterparty or its affiliates expect to modify their hedge positions by buying or selling our common shares or engaging in derivatives or other transactions with respect to our common shares from time to time during the term of the derivatives transactions. The purchases and sales of our common shares or other hedging transactions by the counterparty or its affiliates or agents to modify the counterparty’s hedge positions from time to time during the term of the derivatives transactions may variously have a positive, negative or neutral impact on the market price of our common shares, depending on market conditions at such times.

We have also been advised that the terms of each of the derivatives transactions provide that each derivatives transaction will cash settle, without physical delivery of the underlying shares by the relevant new investor, unless the relevant new investor affirmatively elects otherwise. We have further been advised that each new investor has pledged the shares underlying its derivatives transaction to the counterparty to secure its obligations thereunder. We have been advised that upon the termination of any derivatives transaction (in whole or in part) or upon cash settlement of one or both of the derivatives transactions, the counterparty or its affiliates expect to purchase a number of our common shares in secondary market transactions to return common shares to securities lenders in order to unwind its hedge positions. Purchases of our common shares by the counterparty or its affiliates in connection with the termination of any derivatives transaction (in whole or in part) or cash settlement (or, in some cases, physical settlement) of any of the derivatives transactions, may have the effect of increasing, or limiting a decrease in, the market price of our common shares at the maturity of the relevant derivatives transaction. In addition, we have been advised that if Liberty elects to physically settle its derivatives transaction, depending on the market price of our common shares at the maturity of this transaction, its counterparty or its counterparty’s affiliates may purchase or sell our common shares in secondary market transactions in order to manage its hedge positions. The purchases and sales of our common shares by the counterparty or its affiliates or agents to unwind the counterparty’s hedge positions at the maturity of the relevant derivatives transactions may have a positive, negative or neutral impact on the market price of our common shares, depending on market conditions at such time.

The directional guidance we provide from time to time is subject to a number of factors that we may not be successful in achieving.

From time to time, the Company provides directional guidance for its then current three-year period, including the 2017 Directional Guidance provided in this prospectus. The Company’s directional guidance depends on a number of factors that the Company may not be successful in achieving, including, but not limited to the timing and commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty. In particular, underperformance at the box office of one or more motion pictures in any period may cause our revenue and earnings results for that period (and potentially, subsequent periods) to be less than anticipated, in some instances to a significant extent. Accordingly, our results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.

The 2017 Directional Guidance has been prepared by management on the basis of currently available information. Management believes such estimates have been prepared on a reasonable basis. However, because currently available information is preliminary, such estimates should not be relied on as necessarily indicative of our actual financial results.

The Company’s inability to achieve the 2017 Directional Guidance could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Use of proceeds

We will not receive any proceeds from the sale of our common shares being offered hereby.

Price range of common shares and dividends

Our common shares are listed on the NYSE under the symbol “LGF.” As of November 11, 2015, the closing price of our common shares on the NYSE was $40.69 per share. As of November 11, 2015, there were approximately 593 shareholders of record of our common shares.

The following table presents the high and low sales prices of our common shares on the NYSE for each period, based on inter-dealer prices that do not include retail mark-ups, mark-downs or commissions, and cash dividends declared for each period.

Common shares (per share)

	Market prices
	High	Low	Dividends declared

2016 Fiscal Year
Third quarter (through November 11, 2015)	$41.26	$36.68	—
Second quarter	40.74	27.51	$0.09
First quarter	38.25	30.27	0.07

2015 Fiscal Year
Fourth quarter	$34.87	$27.55	$0.07
Third quarter	35.75	29.00	0.07
Second quarter	34.15	27.46	0.07
First quarter	29.82	24.80	0.05

2014 Fiscal Year
Fourth quarter	$33.99	$24.54	$0.05
Third quarter	37.75	27.93	0.05
Second quarter	37.81	27.66	—
First quarter	30.57	22.25	—

Dividend policy

The Company declared a quarterly dividend of $0.09 per share of common shares for the quarter ended September 30, 2015, which was paid on November 10, 2015 to shareholders of record as of September 30, 2015. The Company previously declared a quarterly dividend of $0.07, $0.07, $0.07 and $0.05 per share of common shares for the four quarters of the year ended March 31, 2015, respectively, and $0.07 per share of common shares for the quarter ended June 30, 2015. We expect to pay quarterly dividends each quarter; however, the amount of dividends, if any, that we pay to our shareholders is determined by our Board of Directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends paid in the future, if any.

Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act (British Columbia) relating to the solvency of Lions Gate before and after the payment of a dividend and by the terms of its credit facility, second lien term loan and the indenture governing its notes.

Principal shareholders

We have been advised that on November 10, 2015, Liberty agreed to purchase 5,000,000 of our common shares and Discovery agreed to purchase 5,000,000 of our common shares from funds affiliated with MHR Fund Management, in each case for a purchase price of $39.02 per common share. We understand that these purchases settled on November 12, 2015. After giving effect to these purchases, we understand that funds affiliated with MHR Fund Management beneficially own 30,269,229 of our common shares.

Although the new investors are deemed to be the selling security holders under this prospectus, their ownership of our common shares will not be reduced by the transactions described in this prospectus unless they elect to physically settle their respective derivatives transactions.

The table below presents certain information about beneficial ownership of our common shares as of November 11, 2015 by each person who is known by us to own beneficially more than 5% of our common shares after giving effect to the purchases by the new investors from funds affiliated with MHR Fund Management (assuming for such purposes that these purchases settled as of such date). We have been advised that the sale of borrowed shares in the underwritten offering will have no effect on the beneficial ownership by these principal holders (except to the extent they purchase shares in the underwritten offering).

Name and address of principal shareholders	Number of shares(1)(2)	Percentage(2)(3)
Various funds affiliated with MHR Fund Management LLC and Mark H. Rachesky, M.D.(4)	30,269,229	20.4%
JANA Partners LLC(5)	10,010,090	6.7%
Capital Research Global Investors(6)	8,815,612	5.9%
Capital World Investors(7)	8,545,393	5.7%
Liberty Global Incorporated Limited(8)	5,000,000	3.4%
Discovery Lightning Investments Ltd.(9)	5,000,000	3.4%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any common shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of November 11, 2015.

(2)	Assumes the delivery by funds affiliated with MHR Fund Management of the shares purchased by Liberty and Discovery as described above. We have been advised that, as a result of the terms of the agreements governing the derivatives transactions, Liberty and Discovery will be the record and beneficial owners of the common shares pledged under the derivatives transactions.

(3)	Represents percentage of common shares beneficially owned. Percentage is calculated by dividing the number of common shares beneficially owned by such person by the 148,620,773 common shares outstanding as of the close of business on November 11, 2015.

(4)	This information is based on Amendment Number 19 to Schedule 13D, filed with the SEC on September 4, 2015, relating to securities held for the accounts of each of MHR Capital Partners Master Account LP, an Anguilla exempted limited partnership (“Master Account”), MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account) a Delaware limited partnership. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account and Capital Partners (100). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the common shares held for the account of Institutional Partners III. MHR Fund Management LLC (“MHR Fund Management”) is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the common shares reported in this table and, accordingly, MHR Fund Management may be deemed to beneficially own the common shares reported in this table which are held for the account of each of Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III. MHR Holdings LLC (“MHR Holdings”), a Delaware limited liability company, is the managing member of MHR Fund Management and, in such capacity, may be deemed to beneficially own any common shares that are deemed to be beneficially owned by MHR Fund Management. This information is also based on the Form 4 filed by Mr. Rachesky with the SEC on October 5, 2015.

MHRC LLC (“MHRC”) is the managing member of Advisors and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account and Capital Partners (100). MHRC II LLC (“MHRC II”) is the managing member of Institutional Advisors II and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Institutional Partners II and Institutional Partners IIA.

Mark H. Rachesky (“Dr. Rachesky”) is the managing member of MHRC and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account and Capital Partners (100). Dr. Rachesky is the managing member of MHRC II and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Institutional Partners II and Institutional Partners IIA. Dr. Rachesky is the managing member of Institutional Advisors III and, in such capacity, may be deemed to beneficially own the common shares held for the account of Institutional Partners III. Dr. Rachesky is the managing member of MHR Holdings, and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III.

The address for the various funds affiliated with MHR Fund Management and Dr. Rachesky is 1345 Avenue of the Americas, 42nd Floor, New York, New York 10105.

(5)	This information is based solely on a Schedule 13F-HR filed on August 14, 2015 with the SEC by JANA Partners LLC, which shows JANA Partners LLC as having sole voting authority over such shares. The address for JANA Partners LLC is 767 Fifth Avenue, 8th Floor, New York, New York 10153.

(6)	This information is based solely on a Schedule 13F-HR filed on August 14, 2015 with the SEC by Capital Research Global Investors, which shows Capital Research Global Investors as having sole voting authority over such shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(7)	This information is based solely on a Schedule 13F-HR filed on August 14, 2015 with the SEC by Capital World Investors, which shows Capital World Investors as having sole voting authority over such shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(8)	Liberty Global Incorporated Limited (“Liberty”) is a wholly owned subsidiary of Liberty Global plc. Liberty and Liberty Global plc are located at Griffin House, 161 Hammersmith Rd, London, United Kingdom W6 8BS. Dr. John C. Malone, a director of Lions Gate and holder of approximately 3% of its common shares, is also the chairman of the board of Liberty Global plc. Dr. Malone holds shares representing approximately 25% of the votes of Liberty Global plc, based on Liberty Global plc’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2015. Liberty has pledged the shares underlying its derivatives transaction to the counterparty to secure its obligations thereunder as described elsewhere in this prospectus.

(9)	Discovery Lightning Investments Ltd. (“Discovery”) is a wholly owned subsidiary of Discovery Communications, Inc. Discovery is located at Discovery House, Chiswick Park Building 1, 566 Chiswick High Road, London, United Kingdom W4 5YB and Discovery Communications, Inc. is located at One Discovery Place, Silver Spring, Maryland 20910. Dr. Malone is a director of Discovery Communications, Inc. and holds shares representing approximately 28.7% of its votes, based on Discovery Communications, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2015. Discovery has pledged the shares underlying its derivatives transaction to the counterparty to secure its obligations thereunder as described elsewhere in this prospectus.

Investor rights agreement

On November 10, 2015, we entered into an investor rights agreement with Liberty Global plc, a public limited company organized under the laws of England and Wales, Discovery Communications Inc., a Delaware corporation, Liberty, Discovery and certain affiliates of MHR Fund Management (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, we agreed to expand the size of our Board of Directors to 14 and appoint (a) Michael T. Fries, President and Chief Executive Officer of Liberty Global plc, (b) David M. Zaslav, President and Chief Executive Officer of Discovery Communications, Inc., and (c) Emily Fine, a Principal of MHR Fund Management, as directors to fill the resulting vacancies, as promptly as practicable, on or after November 12, 2015, subject to the terms and conditions thereof.

The Investor Rights Agreement provides that (1) for so long as funds affiliated with MHR Fund Management beneficially own at least 10,000,000 common shares in the aggregate, we will include three designees of MHR Fund Management (at least one of whom will be an independent director and will be subject to approval by our Board of Directors) on our slate of director nominees for election at each future annual meeting of our shareholders and (2) for so long as funds affiliated with MHR Fund Management beneficially own at least 5,000,000, but less than 10,000,000, common shares in the aggregate, we will include one designee of MHR Fund Management on our slate of director nominees for election at each future annual meeting of our shareholders. Dr. Rachesky, the Chairman of our Board of Directors, and Ms. Fine count as designees of MHR Fund Management.

In addition, the Investor Rights Agreement provides that (1) for so long as Liberty and Discovery (together with certain of their affiliates) beneficially own at least 10,000,000 common shares in the aggregate, we will include one designee of Liberty and one designee of Discovery on our slate of director nominees for election at each future annual meeting of our shareholders and (2) for so long as Liberty and Discovery (together with certain of their affiliates) beneficially own at least 5,000,000, but less than 10,000,000, common shares in the aggregate, we will include one designee of Liberty and Discovery, collectively, on our slate of director nominees for election at each future annual meeting of our shareholders, selected by (a) Liberty, if Liberty individually exceeds such 5,000,000 common share threshold but Discovery does not, (b) Discovery, if Discovery individually exceeds such 5,000,000 common share threshold but Liberty does not and (c) Liberty and Discovery, jointly, if neither Liberty nor Discovery individually exceeds such 5,000,000 common share threshold. Mr. Zaslav counts as a designee of Discovery and Mr. Fries counts as a designee of Liberty.

Under the Investor Rights Agreement, Liberty and Discovery (together with certain of their affiliates) have agreed that they will not sell or transfer any of their common shares until November 10, 2016. After November 10, 2016, Liberty and Discovery (together with certain of their affiliates) have agreed that if they sell or transfer any of their common shares to a shareholder or group of shareholders that beneficially own 5% or more of our common shares, or that would result in a person or group of persons beneficially owning 5% or more of our common shares, any such transferee would have to agree to the standstill, transfer and voting provisions set forth in the Investor Rights Agreement and the Voting and Standstill Agreement (which is described below). Transfers or sales by the counterparty or its affiliates to hedge their positions in connection with the derivatives transactions will be exempt from the foregoing transfer and sale restrictions.

In addition, Liberty and Discovery (together with certain of their affiliates) have agreed to not solicit or hire any members of our senior management until November 10, 2018, subject to certain exceptions. We have also agreed to provide Liberty, Discovery and MHR Fund Management with certain pre-emptive rights on common shares that we may issue in the future for cash consideration. Furthermore, we have agreed that, until November 10, 2020, we will not adopt a “poison pill” or “shareholder rights plan” that would prevent Liberty, Discovery and Dr. Malone (together with certain of their affiliates) from beneficially owning at least 18.5% of our outstanding voting power in the aggregate.

On November 9, 2015, Frank Giustra informed the Company of his resignation from the Board, effective immediately. Mr. Giustra founded the Company in 1997 and had served as Chairman of the Board from 1997 to 2003. Mr. Giustra’s decision to step down from the Board was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Voting and standstill agreement

On November 10, 2015, we entered into a voting and standstill agreement with Liberty, Discovery, Dr. Malone and certain affiliates of MHR Fund Management (the “Voting and Standstill Agreement”). Under the Voting and Standstill Agreement, Liberty, Discovery and Dr. Malone have agreed that until November 10, 2020 (the “Standstill Period”), they (together with certain of their affiliates) will not beneficially own more than 18.5% of our outstanding voting power in the aggregate.

During the Standstill Period, Liberty, Discovery and Dr. Malone have each agreed to vote, in any vote of our shareholders, all of the common shares beneficially owned by them (together with certain of their affiliates) in the aggregate in excess of 13.5% of our outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than Liberty, Discovery and Dr. Malone (together with certain of their affiliates). After the expiration of the Standstill Period, Liberty, Discovery and Dr. Malone have agreed to vote, in any vote of our shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving the Company or any of our subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of our outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than Liberty, Discovery and Dr. Malone (together with certain of their affiliates).

In addition, each of Liberty, Discovery, Dr. Malone and MHR Fund Management (together with certain of their affiliates) has agreed that as long as any of them have the right to nominate at least one representative to our Board of Directors, each of them will vote all of our common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective director nominees, subject to certain exceptions set forth in the Voting and Standstill Agreement. Furthermore, each of Liberty, Discovery, Dr. Malone and MHR Fund Management (together with certain of their affiliates) has agreed that, through the first anniversary of our 2016 Annual Meeting of Shareholders, each of them will take any and all action necessary to propose and support the continued appointment of Dr. Rachesky as Chairman of our Board of Directors and in favor of the other director nominees recommended by our Board of Directors.

Under the Voting and Standstill Agreement, Liberty, Discovery and Dr. Malone (together with certain of their affiliates) have also agreed that if they sell or transfer any of their common shares to a shareholder or group of shareholders that beneficially own 5% or more of our common shares, or that would result in a person or group of persons beneficially owning 5% or more of our common shares, any such transferee would have to agree to the standstill, transfer and voting provisions set forth in the Investor Rights Agreement and the Voting and Standstill Agreement.

The Voting and Standstill Agreement also includes certain other standstill restrictions on Liberty, Discovery and Dr. Malone that will be in effect during the Standstill Period.

Registration rights agreements

On November 10, 2015, we entered into separate registration rights agreements with each of Liberty and Discovery, which provide Liberty and Discovery (together with certain of their affiliates) with certain registration rights, subject to the terms and conditions set forth therein. Among other things, each of Liberty and Discovery will be entitled to two demand registration rights to request that we register all or a portion of their common shares. In addition, in the event that we propose to register any of our equity securities or securities convertible into or exchangeable for our equity securities, either for our own account or for the account of other security holders, Liberty and Discovery will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to customary limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration statement on Forms S-4 or S-8 or certain other exceptions, Liberty and Discovery will be entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

The registration rights described above will terminate on the first anniversary of the date that the applicable investor (together with certain of its affiliates) both (i) beneficially owns less than 2,971,601 common shares, subject to equitable adjustment (which amount, for the avoidance of doubt, represents approximately 2% of our shares outstanding as of November 11, 2015), and (ii) ceases to have a designated representative on our Board of Directors.

Commercial agreements

On November 10, 2015, we entered into separate agreements with affiliates of each of Liberty and Discovery. Pursuant to the agreements, the parties have provided for a preferred partner relationship with respect to licensing rights for certain theatrical and television content. Specifically, for a term of up to 5 years and in certain territories, and subject to certain excluded Lions Gate distribution rights, Discovery and Liberty will, among other things, have certain rights involving content distribution on one or more of their distribution platforms, as applicable. The arrangement also includes, among other items, a right of first opportunity for Lions Gate to be a production partner for certain Liberty and Discovery content on various distribution platforms, the establishment of a development fund between Lions Gate and Discovery to jointly develop scripted television projects as well as a film fund to develop, co-produce, and distribute documentary films throughout the world, and the grant of certain mutual rights of first negotiation to provide financing or partnership on proposed SVOD platform investments.

On November 10, 2015, we also entered into a distribution arrangement whereby we will distribute certain of Discovery’s new television programming and product in packaged media in the United States for a three year output period.

Description of common shares

The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to the provisions of Lions Gate’s Notice of Articles and Articles.

Lions Gate’s authorized capital consists of 500,000,000 common shares and 200,000,000 preference shares.

Common shares

At the close of business on November 11, 2015, 148,620,773 of Lions Gate’s common shares were issued and outstanding.

Lions Gate’s common shares are listed on the NYSE under the symbol “LGF.” Subject to any preference as to dividends provided to the holders of other shares that rank senior or pari passu to Lions Gate’s common shares with respect to priority in the payment of dividends, the holders of Lions Gate’s common shares will be entitled to receive dividends on the common shares, as and when declared by Lions Gate’s board of directors, out of monies properly applicable to the payment of dividends, in the manner and form the board of directors determines.

On September 15, 2015, our Board of Directors declared a quarterly cash dividend of $0.09 per common share which was paid on November 10, 2015, to shareholders of record as of September 30, 2015. The amount of dividends, if any, that we pay to our shareholders is determined by our Board of Directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends paid in the future, if any. Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act (British Columbia) relating to the solvency of Lions Gate before and after the payment of a dividend and by the terms of its credit facility, second lien term loan and the indenture governing its notes. Holders of common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by Lions Gate.

If Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate’s common shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then-outstanding preference shares that rank senior or pari passu to Lions Gate’s common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.

Except for meetings at which only holders of another specified class or series of Lions Gate’s stock are entitled to vote separately as a class or series, the holders of Lions Gate’s common shares will be entitled to receive notice of and to attend all meetings of Lions Gate’s shareholders and will have one vote for each common share held at all meetings of Lions Gate’s shareholders.

Pursuant to Lions Gate’s Articles and the provisions of the Business Corporations Act (British Columbia), certain actions that may be proposed by Lions Gate require the approval of its shareholders. Lions Gate may, by special resolution, alter its Notice of Articles to increase its authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. Lions Gate may, by special resolution, alter its Notice of Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. Lions Gate may also, by special resolution, alter its Notice of Articles and Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the Business Corporations Act (British Columbia) and Lions Gate’s Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, that class or series must consent by separate special resolution.

Preferred shares

Lions Gate may issue, from time to time, without further shareholder approval (subject to applicable stock exchange rules), preferred shares in one or more series. At the close of business on November 11, 2015, Lions Gate did not have any preferred shares issued and outstanding. For each series of preferred shares, Lions Gate’s board is authorized to fix the number of preferred shares in, and to determine the designation of the preferred shares of that series. Lions Gate’s board is also authorized to create, define and attach special rights and restrictions to the preferred shares of each series.

Our articles

Advance notice procedures

Our Articles establish an advance notice procedure for “special business” and shareholder proposals to be brought before an annual meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum.

Special meeting of shareholders

Our Articles provide for annual shareholder meetings and state that directors may call a shareholder meeting whenever they might deem such a meeting appropriate.

Business Corporations Act (British Columbia)

Advance notice procedures

Under the Business Corporations Act (British Columbia), shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to Lions Gate in advance of any proposed meeting by delivering a timely written notice in proper form to our secretary or other appropriate officer. The notice must include information on the business that the shareholder intends to bring before the meeting.

Shareholder requisitioned meeting

Under the Business Corporations Act (British Columbia), shareholders holding 5% or more of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the Business Corporations Act, the shareholder can call the meeting and we must reimburse the costs.

Removal of directors and increasing board size

Under the Business Corporations Act (British Columbia) and our Articles, directors may be removed by shareholders by passing a special resolution. The directors may remove a director convicted of an indictable offence, or if a director ceases to be qualified to act as a director and does not promptly resign. Further, under our Articles, the directors may appoint additional directors up to one-third of the number of directors elected by the shareholders.

Canadian securities laws

Lions Gate is a reporting issuer in certain provinces of Canada and therefore subject to the securities laws in each province in which it reports. Canadian securities laws require reporting of share purchases and sales by shareholders beneficially holding, directly or indirectly, more than 10% of our common shares. Any shareholder beneficially holding, directly or indirectly, more than 10% of our outstanding common shares must also advise on its intentions for their holdings through public disclosures. Canadian securities laws will also govern how any offer to acquire our equity or voting shares would be conducted.

Transfer agent and registrar

CST Trust Company serves as Lions Gate’s transfer agent and registrar for its common shares.

Listing

Our common shares are listed on the NYSE under the symbol “LGF.”

Certain income tax considerations

The following is a general discussion of the material U.S. federal income tax and Canadian income tax consequences of the acquisition, ownership and disposition of common shares acquired pursuant to this offering, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares. Prospective investors should consult their own tax advisors with respect to the particular tax consequences to them of the acquisition, ownership and disposition of common shares.

Certain U.S. federal income tax considerations

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) relating to the purchase, ownership, and disposition of the common shares acquired pursuant to this offering. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and judicial decisions and administrative rulings of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein and may result in U.S. federal income tax consequences different from those described below. There can be no assurance that the IRS will not take a position contrary to any of U.S. federal income tax consequences discussed herein or that such challenge will not be sustained by a court.

This discussion is applicable only to U.S. Holders that acquire common shares pursuant to this offering and that beneficially hold such common shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or that may be relevant to holders subject to special rules under the U.S. federal income tax laws, such as, for example:

•	dealers in securities or currencies, banks and other financial institutions, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market treatment;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such partnerships or other pass-through entities);

•	regulated investment companies and real estate investment trusts;

•	persons holding common shares as part of a hedge, constructive sale, conversion transaction, straddle or other integrated transaction;

•	U.S. Holders of common shares whose “functional currency” is not the U.S. dollar;

•

persons who are directors or officers of Lions Gate and persons who own or are deemed to own (directly, indirectly or constructively), at any time including in the future, 10% or more, by vote or value, of Lions Gate in the aggregate or of any class of Lions Gate’s shares;

•	certain former citizens or long-term residents of the United States;

•	investors who are not U.S. Holders; and

•	holders liable for the alternative minimum tax.

This discussion does not address any U.S. federal tax laws other than those pertaining to the income tax (such as the gift tax and the estate tax), nor does it address any considerations under any U.S. state, local or non-U.S.

tax laws. In addition, this discussion does not address the tax consequences of the purchase, ownership and disposition of common shares arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Prospective investors should consult with their own tax advisors regarding the U.S. state, local and non-U.S. income and other tax considerations of purchasing, owning and disposing of common shares.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnership holding common shares, and partners in such partnerships, should consult their own advisors regarding an investment in common shares.

THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS).

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a common share that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions on common shares

Subject to the discussion below under the heading “Passive Foreign Investment Company,” any distribution of cash or other property with respect to common shares acquired by a U.S. Holder pursuant to this offering (including the amount of any non-U.S. withholding taxes with respect to such distribution) generally will be taxable as a dividend to such U.S. Holder to the extent of Lions Gate’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends are generally subject to U.S. federal income tax as ordinary income on the day actually or constructively received by the U.S. Holder.

To the extent that the amount of any distribution on common shares exceeds the current and accumulated earnings and profits of Lions Gate for a taxable year, as determined under U.S. federal income tax principles, such excess will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. However, Lions Gate does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles and, accordingly, U.S. Holders should expect that distributions on common shares will generally be reported as dividends for U.S. federal income tax purposes, even if that distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above.

Dividends on the common shares will not be eligible for the dividends-received deduction allowed to corporations under the Code. With respect to non-corporate U.S. Holders, including individuals, certain dividends from a “qualified foreign corporation” may be subject to reduced rates of U.S. federal income taxation. A qualified foreign corporation includes a non-U.S. corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty (as defined below) meets these requirements. In addition, a non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. Although we expect that the common shares, which are listed on the NYSE, will be considered to be readily tradable on an established securities market in the United States as a result of such listing, there can be no assurance that the common shares will continue to be considered readily tradable on an established securities market. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss, or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code, will not be eligible for the reduced rates of taxation regardless of Lions Gate’s status as a qualified foreign corporation. In addition, even if the minimum holding period requirement has been met, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. U.S. Holders should consult their own tax advisors regarding the application of these rules in light of their particular circumstances.

Subject to various limitations set forth in the Code (including the limitations in Sections 901 and 904 of the Code), which affect different taxpayers differently depending on their particular circumstances, any foreign tax withheld or paid with respect to dividends on common shares may be treated as foreign taxes eligible for credit against the federal income tax liability of the U.S. Holder receiving such dividend. Alternatively, such U.S. Holder may claim a deduction for such foreign taxes, but only for a taxable year for which such U.S. Holder elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For foreign tax credit purposes, dividends paid by a foreign corporation generally constitute “passive category income” and generally constitute “foreign source income.” However, if Lions Gate is a “United States-owned foreign corporation,” dividends on the common shares paid or accrued in a taxable year may be treated as “U.S. source income” in the same proportion as the percentage of the earnings and profits (as determined for this purpose) of Lions Gate for such year that are from sources within the United States. To the extent that any amount of a dividend on the common shares is treated as “U.S. source income” pursuant to this rule, a U.S. Holder that is eligible to claim benefits under the current income tax treaty between Canada and the United States may nevertheless elect to treat such amount as “foreign source income” for the purpose of claiming a credit for any Canadian taxes paid with respect to such amount. A foreign corporation is a “United States-owned foreign corporation” if 50% or more of the total voting power or value of the stock of such corporation is held, directly or indirectly (as determined for this purpose), by United States person (as defined in the Code). The rules governing the foreign tax credit and ability to deduct foreign taxes are complex and involve the application of rules that depend on the taxpayer’s particular circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit or deduction in respect of any foreign taxes withheld or paid with respect to dividends paid to them on their common shares in light of their particular circumstances.

Sale, exchange or other disposition of common shares

Subject to the discussion below under the heading “Passive Foreign Investment Company,” upon a sale, exchange or other taxable disposition of common shares, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition (including the amount of any non-U.S. withholding taxes with respect to such sale, exchange or other taxable disposition) and such U.S. Holder’s adjusted tax basis in such common shares. Any such gain or loss generally will be U.S. source capital gain or loss, and generally will be long-term capital gain or loss, if, at the time of the disposition, the U.S. Holder’s holding period for such common shares is more than one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at preferential rates. The deductibility of capital losses by U.S. Holders is subject to limitations. U.S. Holders should consult their own tax advisors regarding the tax consequences of a sale or other disposition of common shares if a foreign tax is imposed on such sale, exchange or disposition, including the availability of the foreign tax credit or deduction under their particular circumstances.

Passive foreign investment company

Lions Gate believes that it will not be a “passive foreign investment company” for U.S. federal income tax purposes (“PFIC”) for the current taxable year and that it has not been a PFIC for prior taxable years, and Lions Gate does not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. A foreign corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income,” or (ii) at least 50% of its assets produce or are held for the production of “passive income.” For this purpose, “passive income” generally includes dividends, interest, royalties and rents and certain other categories of income, subject to certain exceptions. The determination of whether Lions Gate is a PFIC is a fact-intensive determination that includes ascertaining the fair market value (or, in certain circumstances, tax basis) of all of Lions Gate’s assets on a quarterly basis and the character of each item of income Lions Gate earns. This determination is made annually and cannot be completed until the close of a taxable year. It depends upon the portion of Lions Gate’s assets (including goodwill) and income characterized as passive under the PFIC rules, as described above. Accordingly, it is possible that Lions Gate may become a PFIC due to changes in its income or asset composition or a decline in the market value of Lions Gate equity. Because PFIC status is a fact-intensive determination, no assurance can be given that Lions Gate is not, has not been, or will not be, classified as a PFIC.

If Lions Gate were a PFIC for any taxable year, U.S. Holders generally would be subject to special tax rules that could result in materially adverse U.S. federal income tax consequences. In such event, a U.S. Holder may be subject to U.S. federal income tax at the highest applicable ordinary income tax rates on (i) any “excess distribution” made by Lions Gate to such U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the common shares), or (ii) any gain realized on the disposition of common shares. In addition, a U.S. Holder may be subject to an interest charge on such tax. Furthermore, the favorable dividend tax rates that may apply to certain U.S. Holders on Lions Gate dividends will not apply if Lions Gate is a PFIC during the taxable year in which such dividend was paid, or the preceding taxable year.

As an alternative to the foregoing rules, a U.S. Holder may make a “mark-to-market” election with respect to the common shares, provided that the common shares are regularly traded on a national securities exchange or other market designated by the Secretary of the Treasury. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder will generally (i) include as ordinary income for each taxable year that Lions Gate is a PFIC the excess, if any, of the fair market value of the common shares held by such U.S. Holder at the end of the taxable year over such U.S. Holder’s adjusted tax basis in such common shares and (ii) deduct as an ordinary loss the excess, if any, of the U.S. Holder’s adjusted tax basis in such common shares over the fair market value of such common shares held at the end of the taxable year, but only to the extent of the net amount previously included by such U.S. Holder in income as a result of the mark-to-market election. The U.S. Holder’s tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election.

Any gain on the sale, exchange or other taxable disposition of the common shares would be treated as ordinary income, and any loss on the sale, exchange or other taxable disposition of the common shares would be treated as an ordinary loss, but only to the extent of the net amount previously included by such U.S. Holder in income as a result of the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, such U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. Because a mark-to-market election cannot be made for any lower-tier PFICs that Lions Gate may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investment held by Lions Gate that is treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Subject to certain limitations, a U.S. Holder may make a “qualified electing fund” election (“QEF election”), which serves as a further alternative to the foregoing rules. However, prospective investors should assume that a QEF election will not be available because Lions Gate does not expect to provide U.S. Holders with the information needed to make such an election. U.S. Holders should consult their own tax advisors concerning the consequences to them if Lions Gate or any of its foreign subsidiaries are or become a PFIC, including, but not limited to, any reporting requirements and the availability of any elections that might mitigate adverse U.S. federal income tax consequences to such U.S. Holders.

Information reporting and backup withholding

Under U.S. federal income tax law, certain U.S. Holders with interests in “specified foreign financial assets” (including, among other assets, the common shares) with an aggregate value in excess of certain threshold amounts are, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions), required to report certain information with respect to the common shares to the IRS by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) to their tax return for each year in which they hold common shares. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of common shares, including the requirement to file IRS Form 8938.

In addition, information reporting generally will apply to dividends in respect of the common shares and the proceeds from the sale or other disposition of common shares that are paid to a U.S. Holder within the United States (and in certain cases, outside the United States) unless the U.S. Holder is an exempt recipient. Backup withholding may also apply to such payments if the U.S. Holder fails to provide the applicable paying agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Certain Canadian income tax considerations

The following is a general summary of certain Canadian federal income tax consequences to U.S. Holders (as defined below) relating to the purchase, ownership, and disposition of the common shares acquired pursuant to this offering. This summary only applies to U.S. Holders who hold our common shares as capital property. Generally, the common shares will be considered to be capital property to a U.S. Holder provided that the U.S. Holder does not hold the common shares in the course of carrying on a business of buying and selling, trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

For the purposes of this summary, a “U.S. Holder” means a holder of our common shares who, at all relevant times (i) deals at arm’s length with the Company, (ii) is neither resident nor deemed to be resident in Canada for the purposes of the Income Tax Act (Canada) (the “ITA”) and the Canada-United States Tax Convention (1980) (the “Treaty”), (iii) is a resident of the United States for the purposes of the Treaty, (iv) is eligible for the benefits of the Treaty, (v) does not, and is not deemed to, use or hold our common shares in the course of carrying on business in Canada, and (vi) is not a “foreign affiliate” (as defined in the ITA) of a person resident in Canada. This summary does not apply to a U.S. Holder that is an insurer, an “authorized foreign bank” within the meaning of the ITA or a “financial institution” for the purposes of the mark-to-market rules in the ITA.

This summary is based on the current provisions of the ITA and the regulations thereunder as well as the Company’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the ITA that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed, although no assurances can be given in this regard. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental, regulatory, or judicial action or decision, or changes in the administrative practices or assessing policies of the Canada Revenue Agency, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Holder or prospective U.S. Holder of our common shares, and no representation with respect to the income tax consequences to any U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax consequences. Consequently, prospective U.S. Holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring the common shares pursuant to the offering, having regard to their particular circumstances, including any consequences arising under any provincial, territorial or local tax laws or the tax laws of any jurisdiction other than Canada.

A dividend paid or credited, or deemed to have been paid or credited, to a U.S. Holder on our common shares generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of the Treaty. The rate of withholding tax under the Treaty generally will be 15% for a U.S. Holder who is the beneficial owner of the dividend. However, where such U.S. Holder is a company that owns at least 10% of our voting stock, the rate of such withholding generally will be 5%.

Any capital gain realized by a U.S. Holder on a disposition or deemed disposition of our common shares will not be subject to tax under the ITA unless the common shares are “taxable Canadian property” to the U.S. Holder at the time of the disposition and the U.S. Holder is not entitled to relief under the Treaty. Provided that our common shares are listed on a designated stock exchange (as defined in the ITA and which currently includes the NYSE) at the time of disposition, our common shares will generally not constitute “taxable Canadian property” to a U.S. Holder at the time of such disposition, unless at any time during the 60-month period immediately preceding the disposition of such shares both of the following conditions were met: (i) the U.S Holder, persons not dealing at arm’s length with such U.S. Holder or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly, from one or a combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the ITA), “timber resource property” (as defined in the ITA), or any option in respect of, or interest in, or for civil law, rights in any of the foregoing property whether or not such property exists.

Certain ERISA considerations

This section is specifically relevant to you if you propose to invest in the common shares on behalf of a pension, profit sharing, or other employee benefit plan, individual retirement account, or other retirement or benefit plan account or arrangement, which is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), or Section 4975 of the Code, or on behalf of any other entity the assets of which are “plan assets” under ERISA (which we refer to individually as a “Plan”). If you are proposing to invest in the common shares on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the common shares described in this prospectus on behalf of a plan account or arrangement that is subject to laws that have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), in which event you also should consult your legal counsel before making such investment.

ERISA and the Code prohibit certain transactions (commonly called prohibited transactions) between a Plan and any person who is a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of the Code) with respect to the Plan unless an exemption applies to the transaction. A prohibited transaction includes a direct or indirect sale or exchange between a Plan and a party in interest or a disqualified person, and a prohibited transaction can result in the imposition of excise taxes and other liabilities under ERISA and the Code. The acquisition of common shares by a Plan with respect to which we or certain of our affiliates are or become a party in interest or disqualified person may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the common shares are acquired pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, the common shares may not be purchased by any Plan or any person investing “plan assets” of any Plan, unless such purchase is eligible for the exemptive relief available under a statutory, individual or class exemption. Class exemptions include: transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60, as amended), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38, as amended). The person making the decision to invest in the common shares on behalf of a Plan or a plan which is subject to Similar Laws shall be deemed, on behalf of itself and such Plan or plan, by purchasing the common shares to represent that (a) the Plan or plan will pay no more than adequate consideration in connection with the purchase of the common shares, (b) neither the purchase of the common shares nor the exercise of any rights related to the common shares will result in a non-exempt prohibited transaction under ERISA or the Code or any Similar Laws, (c) neither Lions Gate nor any of its affiliates is a “fiduciary” (within the meaning of ERISA or any Similar Laws) with respect to the purchaser in connection with the purchaser’s acquisition of or investment in the common shares, and (d) no advice provided by Lions Gate or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the purchase of the common shares.

Plan of distribution

Derivatives transactions

We have been advised that Liberty is entering into a variable prepaid forward transaction with respect to 2,500,000 of our common shares with the counterparty that has economic characteristics similar to a collar plus a loan and provides a portion of the funding for Liberty’s acquisition of its stake in us and Discovery is entering into a collar transaction relating to 2,500,000 of our common shares with the counterparty. We have also been advised that the terms of each of these derivatives transactions provide that each derivatives transaction will cash settle, without physical delivery of the underlying shares by the relevant new investor, unless the relevant new investor affirmatively elects otherwise. We have further been advised that each new investor has pledged the shares underlying its derivatives transaction to the counterparty to secure its obligations thereunder. We are not a party to any of the derivatives transactions and will not be issuing any common shares pursuant to the derivatives transactions. All descriptions in this prospectus of the terms of the derivatives transactions have been provided by Liberty and Discovery and have not been independently reviewed or examined by us.

We have been advised that the counterparty, in order to hedge its obligations under the derivatives transactions, will borrow and sell to the underwriter 3,398,500 of our common shares (the “underwritten shares”) from third parties for sale in this offering, and that the counterparty or its affiliates expect to modify such hedge positions by buying or selling our common shares or engaging in derivatives or other transactions with respect to our common shares from time to time thereafter during the term of the derivatives transactions.

This prospectus also relates to an additional 1,601,500 common shares, which we have been advised are also being borrowed by the counterparty from third parties. We have been advised that the counterparty or its affiliates or agents will sell these common shares, from time to time, pursuant to block sales, on the NYSE, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. See “—Additional offering by the counterparty or its affiliates” below for more information. These additional common shares will not be included in the underwritten public offering. We have been advised by the counterparty that it expects that, over the same period when the counterparty or its affiliates or such agents sell those common shares, the counterparty or its affiliates or such agents will purchase an approximately equal number of common shares in the open market.

The effect of the derivatives transactions, including any purchases and sales of our common shares by the counterparty or its affiliates or agents to establish or modify the counterparty’s hedge positions from time to time during the term of the derivatives transactions, may variously have a positive, negative or neutral impact on the market price of our common shares, depending on market conditions at such times.

We have been further advised that upon the termination of any derivatives transaction (in whole or in part) or upon cash settlement of one or both of the derivatives transactions, the counterparty or its affiliates expect to purchase a number of our common shares in secondary market transactions to return common shares to securities lenders in order to manage its hedge positions. In addition, we have been advised that if Liberty elects to physically settle its derivatives transaction, depending on the market price of our common shares at the maturity of this transaction, its counterparty or its counterparty’s affiliates may purchase or sell our common shares in secondary market transactions in order to manage its hedge positions. Purchases of our common shares by the counterparty or its affiliates or agents in connection with the termination of any derivatives transaction (in whole or in part) or cash settlement (or, in some cases, physical settlement) of any of the derivatives transactions, may have the effect of increasing, or limiting a decrease in, the market price of our common shares at the maturity of the relevant derivatives transaction. See “Risk factors—The derivatives transactions, including the sales of our common shares by the counterparty or its affiliates to establish, modify or, in some cases, unwind the counterparty’s hedge positions in connection with the derivatives transactions, may have a negative effect on the market price of our common shares” for more information.

We are not a party to any of the derivatives transactions, are not selling any shares in the offering and will not receive any proceeds from the sales of the common shares in this offering.

Underwritten public offering

We, the counterparty, the new investors and J.P. Morgan Securities LLC, as underwriter, have entered into an underwriting agreement with respect to the underwritten shares. Subject to certain conditions, the underwriter has agreed to purchase 3,398,500 common shares. The underwriter is committed to take and pay for all of the underwritten shares, if any are taken.

The underwriter proposes to offer the underwritten shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices, subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. In connection with the sale of the underwritten shares, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal.

Each of the new investors and funds affiliated with MHR Fund Management have agreed, subject to certain exceptions, for a period of 90 days after the date of this prospectus, not to offer or sell any common shares or any securities convertible into or exchangeable for common shares without the underwriter’s prior written consent. In addition, we have agreed, subject to certain exceptions, that for a period of 90 days after the date of this prospectus, not to offer or sell any common shares or any securities convertible into or exchangeable for common shares without the underwriter’s prior written consent. Such exceptions for us include (a) securities issued upon the exercise of any option or warrant or the conversion, exchange or redemption of any security outstanding as of the date of the underwriting agreement, (b) any securities issued upon the exercise of any option or warrant or the conversion, exchange or redemption of any security outstanding as of the underwriting agreement, (c) securities issued pursuant to our incentive or benefit plans existing as of the date of the underwriting agreement, (d) securities in an amount up to an aggregate of 10.0% of the our fully-diluted shares outstanding as of the date of this prospectus issuable in connection with any transaction, including a merger, acquisition or other business combination, (e) any securities issuable in connection with any rescission of purchases of common shares under our 401(k) plan and (f) any transaction or series of related transactions involving up to $150,000,000 of our securities.

In connection with the offering, the underwriter may purchase and sell common shares in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of common shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases.

Purchases to cover a short position as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the common shares, and may maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and, if the underwriter commences such activities, may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We, the counterparty and the new investors have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

We estimate that our share of the expenses for this offering will be approximately $750,000.

Other relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us, the new investors and to persons and entities with relationships with us and the new investors, for which they received or will receive customary fees and expenses. The underwriter and certain of its affiliates are agents and or lenders under our $800 million senior secured revolving credit facility and $400 million secured term loan facility and may from time to time provide production loans to us. In addition, we have been advised that the underwriter and certain of its affiliates are agents and or lenders under Discovery’s $1.5 billion unsecured revolving credit facility and under secured revolving credit facility of entities that are affiliates of Liberty.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Additional offering by the counterparty or its affiliates

Additionally, we have been advised that the counterparty or its affiliates or agents will offer for sale an aggregate amount of 1,601,500 additional common shares using this prospectus. The additional common shares will not be included in the underwritten public offering.

We have been advised that the counterparty or its affiliates or agents propose to offer the additional common shares from time to time after the underwritten offering, pursuant to block sales, on the NYSE, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these shares, we have been advised that the counterparty or its affiliates or such agents may effect such transactions by selling the common shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from those affiliates and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. We have been advised that over the same period that the counterparty or its affiliates or such agents sell the additional common shares, the counterparty or its affiliates or such agents expect to purchase an approximately equal number of common shares in the open market.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ‘‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Legal matters

The validity of the common shares to be sold in this offering will be passed upon for us by Dentons Canada LLP, Vancouver, British Columbia, and certain other matters will be passed on for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the new investors by DLA Piper UK LLP, London, England, Shearman & Sterling (London) LLP, London, England, and Shearman & Sterling LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, Palo Alto, California and Cleary Gottlieb Steen and Hamilton LLP, New York, New York.

Experts

The consolidated financial statements of Lions Gate Entertainment Corp. appearing in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2015 (including the schedule appearing therein), and the effectiveness of Lions Gate Entertainment Corp.’s internal control over financial reporting as of March 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pop Media Group, LLC appearing in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of such firm as experts in accounting and auditing.

The financial statements of Studio 3 Partners LLC, incorporated in this prospectus by reference from Exhibit 99.1 to Lions Gate Entertainment Corp.’s Current Report on Form 8-K dated March 13, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

Appendix A

The Company is herein providing a reconciliation of its 2017 Directional Guidance of generating Adjusted EBITDA of between $1.1 and $1.2 billion to Net Income over the three fiscal years ending March 31, 2017.

EBITDA is defined as earnings before interest, income tax provision, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding stock-based compensation, losses on extinguishment of debt, restructuring and other items, start-up losses of new business initiatives and backstopped prints and advertising expense. EBITDA and Adjusted EBITDA are non-GAAP measures. A non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). Presentation of Adjusted EBITDA as a non-GAAP financial measure is commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. The Company’s management believes Adjusted EBITDA to be a meaningful indicator of the Company’s performance, which provides useful information to investors regarding its financial condition and results of operations. While the Company’s management considers Adjusted EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for, net income and cash flow from operating activities and other measures of financial performance reported in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

The following table sets forth the Adjusted EBITDA for the fiscal year ended March 31, 2015, the six months ended September 30, 2015, and the reconciliation of the forward looking projected Adjusted EBITDA for the three fiscal years ending March 31, 2017.

	Fiscal year ended March 31, 2015	Six months ended September 30, 2015	Three years ended March 31, 2017
			Estimated range
	Actual	Actual	Low	High
Adjusted EBITDA	$385,181	$62,907	$1,100,000	$1,200,000
Depreciation and amortization	(6,586)	(4,350)	(33,000)	(29,000)
Cash interest(1)	(39,657)	(20,728)	(133,000)	(125,000)
Noncash interest expense(1)	(12,819)	(4,527)	(33,000)	(30,000)
Loss on extinguishment of debt(2)	(11,664)	—	NRE	NRE
Stock-based compensation(3)	(80,310)	(34,271)	NRE	NRE
Restructuring and other items(4)	(10,725)	(4,207)	NRE	NRE
Start-up losses of new business initiatives(5)	(293)	(3,478)	NRE	NRE
Backstopped prints and advertising expense(6)	(12,509)	6,813	NRE	NRE
Interest and other income	2,790	1,155	NRE	NRE
Income tax provision	(31,627)	(699)	NRE	NRE

Net income (loss)	181,781	(1,385)	NRE	NRE

NRE: Individual items are not reasonably estimated due to the nature of the items.

(1)	This estimate is based on our current run rate of interest for outstanding indebtedness as of September 30, 2015, and assumes that we issue no additional debt (other than periodic borrowings under lines of credit) and our cash flows are in line with expectations. These estimates could vary widely depending upon those factors and our capital and financing activities.

(2)	Any future debt extinguishments are subject to possible strategic alternatives available to the Company, the variability of the extent of the use of the Company’s cash flows to reduce its debt balances and possible conversion of certain of its debt instruments.

A-1

(3)	Forecasting the Company’s future stock prices is inherently difficult, which impacts stock-based compensation.

(4)	In the past, we have incurred restructuring and other items, which include certain unusual items, such as severance and restructuring charges, certain transaction related costs, and the settlement of an administrative order. In the year ended March 31, 2015 we incurred severance costs associated with the integration of the marketing operations of the Company’s Lionsgate and Summit film labels and costs related to the move of our international sales and distribution organization to the United Kingdom. In addition, we incurred transaction costs related to the registration and offering of common shares by a shareholder, for which the Company received no proceeds, pursuant to a preexisting registration rights agreement dated October 22, 2009, and costs related to the previously disclosed Starz Exchange transaction. In the six months ended September 30, 2015 we incurred pension withdrawal costs of $2.7 million related to an underfunded multi-employer pension plan that the Company is no longer participating in and professional fees associated with certain strategic transactions.

(5)	Start-up losses of new business initiatives represent losses associated with our direct to consumer initiatives including subscription video-on demand platforms and Atom Tickets, a theatrical movie discovery service.

(6)	Backstopped prints and advertising expense (“P&A”) represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the Company). The amount represents the P&A expense incurred net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e. the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure). This item depends on the number and timing of the pictures to be released under these arrangements and other factors which cannot be reasonably estimated.

A-2

LIONS GATE ENTERTAINMENT CORP.

Part II

Information not required in prospectus

Item 14. Other expenses of issuance and distribution

The following is a statement of the estimated expenses (other than underwriting discounts and commissions) to be incurred by the Company in connection with the issuance and distribution of the securities registered under this registration statement.

SEC registration fee	$(1)(2)
Legal and accounting fees and expenses	(2)
Stock exchange filing fee and listing fee	(2)
Printing fees	(2)
Financial Industry Regulatory Authority, Inc. filing fee	(2)

Miscellaneous expenses	(2)

Total	$(2)

(1)	Under rules 456(b) and 457(r) under the Securities Act, the registration fee will be paid at the time of any particular offering of securities under this registration statement.

(2)	The amount of these fees and expenses is not currently determinable.

Item 15. Indemnification of directors and officers

Under the Business Corporations Act (British Columbia), Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation, or for an affiliate, of Lions Gate, and his heirs and personal or other legal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation; and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Other forms of indemnification may be made only with court approval.

In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director of Lions Gate, or may, subject to the Business Corporations Act (British Columbia), indemnify any other person after the final disposition of an eligible proceeding if the director or former director was wholly-successful in the outcome (merits or otherwise) or substantially successful on the merits or such director or former director has not otherwise been reimbursed. We have entered into indemnity agreements with our directors, executive officers and certain other key employees whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the Business Corporations Act (British Columbia).

Lions Gate’s Articles permit Lions Gate, subject to the limitations contained in the Business Corporations Act (British Columbia), to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate, however, only maintains directors’ and officers’ liability insurance and corporate reimbursement insurance.

The foregoing summary is qualified by reference to Lions Gate’s Articles, which are filed as an exhibit to this registration statement.

Lions Gate has entered into indemnity agreements with its directors and officers that are in compliance with the British Corporations Act (British Columbia).

A directors’ and officers’ insurance policy insures each of the Company’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions. This is in addition to the insurance coverage that the Company maintains in the event it is required to indemnify a director or officer for indemnifiable claims.

Any underwriting agreement which may be filed as an exhibit to a post-effective amendment to this registration statement or incorporated herein by reference to documents to be filed with the SEC under the Exchange Act may provide for indemnification by the underwriter of the Company and its directors and officers, and by the Company of the underwriter, for certain liabilities arising under the Securities Act or otherwise in connection with any offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

See “Index to exhibits,” which is hereby incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of

1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant pursuant to the indemnification provisions described herein, or otherwise, each Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)	the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)	each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on this 12th day of November, 2015.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints Jon Feltheimer, Michael Burns, Wayne Levin and James W. Barge, severally and not jointly, his or her attorneys-in-fact and agents, each acting alone, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file such amendments or supplements, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof. Each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and Authorized Representative in the United States)	November 12, 2015
/s/ James W. Barge James W. Barge

/s/ Michael Burns Michael Burns	Vice Chairman	November 12, 2015

/s/ Gordon Crawford Gordon Crawford	Director	November 12, 2015

/s/ Arthur Evrensel Arthur Evrensel	Director	November 12, 2015

Name	Title	Date

/s/ Jon Feltheimer Jon Feltheimer	Chief Executive Officer (Principal Executive Officer) and Director	November 12, 2015

/s/ Harald Ludwig Harald Ludwig	Director	November 12, 2015

/s/ Dr. John C. Malone Dr. John C. Malone	Director	November 12, 2015

/s/ G. Scott Paterson G. Scott Paterson	Director	November 12, 2015

/s/ Mark H. Rachesky, M.D. Mark H. Rachesky, M.D.	Chairman	November 12, 2015

/s/ Daryl Simm Daryl Simm	Director	November 12, 2015

/s/ Hardwick Simmons Hardwick Simmons	Director	November 12, 2015

/s/ Phyllis Yaffe Phyllis Yaffe	Director	November 12, 2015

Index to exhibits

Exhibit no.		Description

1.1	*	Underwriting Agreement

3.1		Articles (incorporated by reference to Exhibit 3.1 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as filed on June 29, 2005)

3.2		Notice of Articles (incorporated by reference to Exhibit 3.2 to Lions Gate Entertainment Corp.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, as filed on November 9, 2009)

3.3		Vertical Short Form Amalgamation Application (incorporated by reference to Exhibit 3.3 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)

3.4		Certificate of Amalgamation (incorporated by reference to Exhibit 3.4 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)

4.1		Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-164960) filed on February 17, 2010)

5.1		Opinion of Dentons Canada LLP

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Lions Gate Entertainment Corp.)

23.2		Consent of Ernst & Young LLP, Independent Auditors (with respect to financial statements of Pop Media Group, LLC)

23.3		Consent of PricewaterhouseCoopers LLP, Independent Auditors (with respect to financial statements of Studio 3 Partners LLC)

23.4		Consent of Dentons Canada LLP (contained in Exhibit 5.1)

24.1		Power of Attorney (included on signature page to the registration statement)

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.